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                                                                   EXHIBIT 99.1

                         [LETTERHEAD OF BUSINESS WIRE]


(SW)(ACC-CONSUMER-FINANCE)(ACCI) ACC Consumer Finance closes both an $80 million asset-backed security and a $100 million commercial paper facility.

         BUSINESS EDITORS

         SAN DIEGO -- (BUSINESS WIRE) -- April 1, 1997 -- ACC Consumer Finance Corp. (NASDAQ:ACCI) Tuesday announced that it had completed the sale of $75 million of installment contracts through the issuance of certificates backed by the contracts. ACCI also sold the subordinated certificates created as part of this transaction. Separately, the company announced that it had entered into an agreement for a $100 million commercial paper facility.

         On March 31, 1997, ACCI completed the sale of certificates issued by ACC Automobile Receivables Trust 1997-A, a trust formed specifically for the purpose of completing the offering. The certificates are rated AAA by Standard & Poor's Rating Services and Aaa by Moody's Investors' Service Inc. Financial Security Assurance Inc. issued an irrevocable guarantee of the certificates, and Credit Suisse First Boston acted as the sole placement agent.

         Despite the difficulties experienced by some issuers in recent months, ACCI's certificates priced at 65 basis points above comparable Treasury certificates. The offering was over-subscribed and matched the best historic pricing on the company's comparable transactions.

         The certificates, which were privately placed, pay a fixed rate of interest of 6.75 percent per annum. The transaction was structured as debt for tax purposes and as a sale for "book" purposes.

         This transaction was unique for ACCI in that, for the first time, ACCI also sold the subordinated certificates created as part of this transaction. The subordinated certificates were rated BB by Standard & Poor's Rating Services and Bb by Moody's Investors Service Inc.

         On March 27, 1997, in a separate transaction, ACCI entered into a commercial paper-backed warehouse facility with Alpine Securitization Corp., a commercial paper conduit managed by Credit Suisse First Boston. Financial Security Assurance Inc. issued an irrevocable guarantee in support of the facility. This facility has a term of one year and will support outstanding borrowings of up to $100 million at any point in time.

         As a result of its success in obtaining this new commercial paper facility, on March 27, 1997, ACCI provided Cargill Financial Services Corp. with notice of its intent to terminate the existing repurchase agreement between ACCI and Cargill.

         Under the repurchase facility with Cargill, ACCI has paid interest at a rate equal to 3.25 percent over the one-month LIBOR. In addition, in 1996, ACCI paid "repurchase fees" of approximately $3.3 million in connection with the Cargill repurchase facility, representing $1.9 million after tax, or 23 cents per share.

         The new commercial paper facility will provide financing at a considerably lower cost, approximating commercial paper rates, and there are no "repurchase fees" associated with this debt facility.
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         As previously announced by the company, ACCI's election to terminate the Cargill repurchase facility will result in a one-time restructuring charge in ACCI's first quarter. This restructuring charge will be an extraordinary item and will reflect the value of the 174,500 shares of unregistered common stock issued to Cargill in January of this year, as well as certain capitalized expenses incurred in connection with the creation of the repurchase facility.

         The restructuring charge will be an after-tax charge of up to $1.2 million, or 14 cents per share.

         ACCI's chairman and chief executive officer, Rocco Fabiano, commented:
"We are pleased that we have obtained a financing structure that will enable ACCI to so significantly reduce our effective warehouse borrowing costs on future installment contract purchases. We are particularly pleased since this attractive financing was accomplished against a backdrop of significant liquidity concerns for many non-prime auto finance companies."

         "We feel this financing, the excellent pricing on our asset securitization and the first-ever sale of our subordinated certificates all reflect further validation of the quality of our credit controls."

         With respect to the quarter ended March 31, 1997, ACCI announced that contract acquisition volumes increased significantly relative to the quarter ended December 31, 1996, and relative to the comparable quarter last year. Contract acquisitions amounted to $77 million for the quarter, up 26 percent from the previous quarter and up 126 percent from the comparable quarter a year earlier.

         Delinquencies were down significantly relative to the quarter ended December 31, 1996. Contracts which were 31 days or more delinquent as of March 31, 1997, were 4.15 percent, down from 5.03 percent in the previous quarter. Contracts which were 61 days or more delinquent as of March 31, 1997, were 1.46 percent, down from 1.73 percent in the previous quarter. More detailed financial data were not yet available.

         ACCI specializes in the indirect financing of automobile installment contracts purchased primarily from franchised automobile dealers for consumers who have limited access to traditional sources of financing for vehicle purchases. The Company purchases these contracts through its five regional credit centers in Atlanta, Dallas, Miami, Newark, Del. and San Diego.

         The company current services contracts in 38 states and actively markets its program to dealers in Arizona, California, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Mississippi, Missouri, Montana, Nevada, New Jersey, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia.

         This news release contains forward-looking statements relating to the future warehouse borrowing costs and the quality of the company's credit controls, which are subject to risks and uncertainties that could cause actual results to differ materially.

         Factors that cause actual results to differ include the risk of a downgrade of FSA that could cause an event of default under the commercial paper facility, as well as the credit and interest-related risks set forth in ACCI's Annual Report and Form 10-K for the year ended December 31, 1996.

                CONTACT:  ACC Consumer Finance Corp., San Diego